Exhibit 10.6
               SERVICES AGREEMENT, dated as of August 10, 2009, between OCWEN FINANCIAL CORPORATION, a Florida corporation (“OCWEN” or together with its Affiliates “OCWEN Group”), and ALTISOURCE SOLUTIONS S.à r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg and an indirect, wholly-owned subsidiary of OCWEN (“ALTISOURCE” or together with its Affiliates “ALTISOURCE Group”).
RECITALS
          WHEREAS, OCWEN and Altisource Portfolio Solutions S.A. (formerly known as Altisource Portfolio Solutions S.à r.l., formerly known as Ocwen Luxembourg S.à r.l.), the sole parent of ALTISOURCE (“ALTISOURCE Parent”), are parties to a Separation Agreement dated as of August 10, 2009 (the “Separation Agreement”), pursuant to which OCWEN will (i) separate the ALTISOURCE Business (as defined in the Separation Agreement) and (ii) distribute (the “Separation”) to the holders of shares of OCWEN’s outstanding capital stock all of the outstanding capital stock of ALTISOURCE Parent;
          WHEREAS, following the Separation, ALTISOURCE will operate the ALTISOURCE Business, and OCWEN will operate the OCWEN Business (as defined in the Separation Agreement); and
          WHEREAS, following the Separation, OCWEN desires to receive, and ALTISOURCE is willing to provide, or cause to be provided, certain services in connection with the OCWEN Business, in each case subject to the terms and conditions of this Agreement.
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties agree as follows:
          1. Definitions.
          (a) Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Separation Agreement.
          (b) For the purposes of this Agreement, the following terms shall have the following meanings:
          “Affiliate” means with respect to any Person (a “Principal”) (a) any directly or indirectly wholly-owned subsidiary of such Principal, (b) any Person that directly or indirectly owns 100% of the voting stock of such Principal or (c) a Person that controls, is controlled by or is under common control with such Principal. As used herein, “control” of any entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. Furthermore, with respect to any Person that is partially owned by such Principal and does not otherwise constitute an Affiliate (a “Partially-Owned Person”), such Partially-Owned Person shall be considered an Affiliate of such Principal for purposes of this Agreement if such Principal can, after making a good faith effort to do so, legally bind such Partially-Owned Person to this Agreement.

          “Agreement” means this Services Agreement, including the Schedules hereto, any Services Letter, any Fee Letter and any SOWs entered into pursuant to Section 2(b).
          “Applicable Services” means business process outsourcing services of the type provided in the ordinary course of business of the Providing Party as of the date of this Agreement.
          “Customer Party” means a party in its capacity of receiving a Service hereunder, including OCWEN.
          “Fee Letter” has the meaning set forth in Section 4(a).
          “Fixed Price Project” means any Service designated as such on Schedule I, in the Services Letter or the applicable SOW.
          “Providing Party” means a party in its capacity of providing a Service hereunder, including ALTISOURCE.
          “Services” means the services set forth on Schedule I (as further described in the Services Letter) and/or in any SOWs, as the context requires.
          “SOW” means a statement of work entered into between the parties on an as-needed basis to describe a particular service that is not covered specifically in a schedule hereto or in the Services Letter, but has been agreed to be provided pursuant to the terms of this Agreement except as otherwise set forth in such SOW.
          2. Provision of Services.
          (a) Generally. Subject to the terms and conditions of this Agreement, ALTISOURCE shall provide, or cause to be provided, to OCWEN and the OCWEN Group, the services set forth on Schedule I, in each case (i) as further described in a letter between the Providing Party and the Customer Party dated as of the date hereof (the “Services Letter”) and (ii) for the periods commencing on the date hereof through the respective period specified on Schedule I (the “Service Period”), unless such period is earlier terminated in accordance with Section 5.
          (b) Statements of Work. In addition to the services set forth on Schedule I, from time to time during the term of this Agreement the parties shall have the right to enter into SOWs to set forth the terms of any related or additional services to be performed hereunder. Any SOW shall be agreed to by each party, shall be in writing and (I) shall contain, to the extent applicable: (i) the identity of each of the Providing Party and the Customer Party; (ii) a description of the Services to be performed thereunder; (iii) the applicable Performance Standard for the provision of such Service, if different from the Performance Standard; (iv) a description of the penalties of nonperformance and the incentives for performance in accordance with the applicable Performance Standard; (v) a description of the Customer Party’s criteria for evaluating the acceptance of deliverables; (vi) the amount, schedule and method of compensation for provision of such Service; and (vii) the Customer Party’s standard operating procedures for receipt of services similar to such Service, including operations, compliance requirements and related training schedules; and (II) may contain (i) a description of the renewal option for such SOW; (ii) information technology support requirements of the Customer Party with respect to such Service; (iii) training and support commitments with respect to such Service; (iv) the number of full-time employees required for such Service; and (v) any other terms the parties desired by. For the avoidance of doubt, the terms and conditions of this Agreement shall apply to any SOW.
          (c) The Services shall be performed on Business Days during hours that constitute regular business hours for each of OCWEN and ALTISOURCE, unless otherwise agreed or as provided on Schedule I, in the Services Letter or an applicable SOW. No Customer Party, nor any member of its respective Group, shall resell, subcontract, license, sublicense or otherwise transfer any of the Services to any Person whatsoever or permit use of any of the Services by any Person other than by the Customer Party and its Affiliates directly in connection with the conduct of the Customer Party’s respective business in the ordinary course of business.
          (d) Notwithstanding anything to the contrary in this Section 2 (but subject to the second succeeding sentence), the Providing Party shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees who will perform Services. The Providing Party shall be responsible for paying such employees’ compensation and providing to such employees any benefits. With respect to each Service, the Providing Party shall use commercially reasonable efforts to have qualified individuals participate in the provision of such Service; provided, however, that (i) the Providing Party shall not be obligated to have any individual participate in the provision of any Service if the Providing Party determines that such participation would adversely affect the Providing Party or its Affiliates; and (ii) none of the Providing Party or its Affiliates shall be required to continue to employ any particular individual during the applicable Service Period.
          3. Standard of Performance. The Providing Party shall use commercially reasonable efforts to provide, or cause to be provided, to the Customer Party and its Group, each Service with such quality standards, service level requirements, specifications and acceptance criteria identified in the Services Letter or the respective SOW (including any “Critical Performance Standards” as identified in any therein) (the “Performance Standard”), unless otherwise specified in this Agreement. Notwithstanding the foregoing, no Providing Party shall have any obligation hereunder to provide to any Customer Party any improvements, upgrades, updates, substitutions, modifications or enhancements to any of the Services unless otherwise specified in the Services Letter or applicable SOW. The Customer Party acknowledges and agrees that the Providing Party may be providing services similar to the Services provided hereunder and/or services that involve the same resources as those used to provide the Services to its and its Affiliates’ business units and other third parties.
          4. Fees for Services.
          (a) As compensation for a particular Service, the Customer Party agrees to pay to the Providing Party, for each of the first two (2) successive years during which such Service is provided (the “Initial Fee Period”), the respective amount set forth in (i) the Services Letter (or, if applicable, in a separate fee letter to be delivered by the Providing Party to the Customer Party dated as of the date hereof (the “Fee Letter”)) or (ii) with respect to any Service performed pursuant to an SOW, in such SOW. The parties intend that any such fees reflect the market rate for comparable services. In the event the Services provided are increased or decreased during the Service Period, the fees associated therewith shall be increased or decreased, as applicable, on a pro rata basis.
          (b) The fees for the Services other than Fixed Price Projects shall be adjusted in each year subsequent to the Initial Fee Period as negotiated between the parties in good faith based on prevailing market conditions and inflation.
          (c) The Customer Party shall not be obligated to pay fees for (i) new Services, other than Additional Services or Services requested pursuant to a SOW, which the Providing Party performs without the authorization of the Customer Party or of any member of its Group or (ii) Services not provided due to a Force Majeure Event (as defined below).
          (d) The parties will adhere to the business practices regarding invoicing and payment in place at the time of execution of this Agreement for all Services initially provided by the Providing Party for a maximum period of one year from the date of this Agreement. After one year or in the case of any SOW and unless otherwise specified in the applicable SOW, the Providing Party shall submit statements of account to the Customer Party (including any Sales Tax, as defined in Section 16) on a monthly basis with respect to all amounts payable by the Customer Party to the Providing Party hereunder (the “Invoiced Amount”), setting out the Services provided (by reference to the particular SOW, if applicable), and the amount billed in United States Dollars to the Customer Party as a result of providing such Services. The Customer Party shall pay the Invoiced Amount to the Providing Party by wire transfer of immediately available funds to an account or accounts specified by the Providing Party, or in such other manner as specified by the Providing Party in writing, or otherwise reasonably agreed to by the Parties, within 30 days of the date of delivery to the Customer Party of the applicable statement of account; provided, that, in the event of any dispute as to an Invoiced Amount, the Customer Party shall pay the undisputed portion, if any, of such Invoiced Amount in accordance with the foregoing, and shall pay the remaining amount, if any, promptly upon resolution of such dispute.
          (e) The Providing Party shall maintain books and records adequate for the provision of the Services. At its own expense, the Customer Party may request an audit of the books and records of the Providing Party to determine performance in accordance with Section 4(d). If such audit reveals an underpayment of fees, the Customer Party shall promptly pay the underpayment amount in accordance with the terms of this Agreement. If such audit reveals an overpayment of fees, the Providing Party shall promptly refund the overpayment amount in accordance with Section 4(d).
          (f) The Providing Party may, in its discretion and without any liability, suspend any performance under this Agreement upon failure of the Customer Party to make timely any payments required under this Agreement beyond the applicable cure date specified in Section 6(b)(1) of this Agreement.
          (g) In the event that the Customer Party does not make any payment required under the provisions of this Agreement (including, for the avoidance of doubt, the Services

Letter and/or the Fee Letter) to the Providing Party when due in accordance with the terms hereof, the Providing Party may, at its option, charge the Customer Party interest on the unpaid amount at the rate of 2% per annum above the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor). In addition, the Customer Party shall reimburse the Providing Party for all costs of collection of overdue amounts, including any reasonable attorneys’ fees.
          (h) In the event that (i) Providing Party agrees to provide services that are the same or substantially similar to the Services and Additional Services provided hereunder to a third party (“Relevant Services”), (ii) such Relevant Services are delivered and priced in a manner substantially similar to the delivery and pricing structure provided for by this Agreement, the Services Letter and the Fee Letter (if any) and are of a similar volume, (iii) the fees to be received by Providing Party from each of Customer Party and such third party are reasonably expected to exceed $1,000,000 per year, (iv) the fee rates in the aggregate to be charged by the Providing Party for any particular Relevant Service (a “Reduced Cost Service”) are less than the fee rates in the aggregate for the corresponding Service or Additional Service charged under this Agreement, the Services Letter and the Fee Letter (if any), and (v) after giving good faith consideration to any higher fee rates charged by Providing Party for any other Relevant Services other than the Reduced Cost Service being provided to such third party, the aggregate economic benefit received by Providing Party for providing all such Relevant Services is less than the aggregate economic benefit received by Providing Party for providing the Services and Additional Services, then within thirty Business Days of entering into a binding agreement to provide the Relevant Services to such third party, Providing Party shall offer to provide to Customer Party the Service and/or Additional Service corresponding to the Reduced Cost Service at the same rate as Providing Party provides the Reduced Cost Service to such third party. The fees provided for under this Agreement, the Services Letter and the Fee Letter (if any) shall be reduced to an amount equal to the fees charged for the Reduced Cost Service effective as of the later of (x) the first day of the immediately succeeding calendar quarter after the date on which Providing Party notifies Customer Party of the Reduced Cost Service or (y) thirty days after the date on which Providing Party notifies Customer Party of the Reduced Cost Service. For purposes of clarification only, this Section 4(h) shall not apply to situations where Providing Party agrees to provide test or trial services to a third party.
          5. Term.
          (a) Initial Term. This Agreement shall commence on the Distribution Date and shall continue in full force and effect, subject to Section 5(b), until the date that is eight (8) years from the Distribution Date (the “Initial Term”), or the earlier date upon which this Agreement has been otherwise terminated in accordance with the terms hereof.
          (b) Renewal Term. This Agreement may be renewed for successive two (2) year terms (each, a “Renewal Term”) by mutual written agreement of the parties hereto, executed not less than six (6) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.
          (c) In the event either party decides that it does not wish to renew this Agreement or any particular Service or SOW hereunder before the expiration of the Initial Term or any Renewal Term, as applicable, such party shall so notify the other party at least nine (9) months before the completion of the Initial Term or Renewal Term, as applicable.
          6. Termination.
          (a) Termination by Customer Party. During the term of this Agreement, the Customer Party may terminate this Agreement (or, with respect to all items except items (2) and (7) below, the particular Service or SOW only):
(1)	if the Customer Party is prohibited by law from receiving such Services from the Providing Party;

(2)	in the event of a material breach of any covenant or representation and warranty contained herein or otherwise directly relating to or affecting the Services to be provided hereunder of the Providing Party that cannot be or has not been cured by the 30th day from the Customer Party’s giving of written notice of such breach to the Providing Party, which notice shall be given within 45 days of the later of the occurrence of such breach or Customer Party’s discovery of such breach;

(3)	if the Providing Party fails to comply with all applicable regulations to which the Providing Party is subject directly relating to or affecting the Services to be performed hereunder, which failure cannot be or has not been cured by the 30th day from the Customer Party’s giving of written notice of such failure to the Providing Party, which such notice shall be given within 45 days of the later of the occurrence of such failure or Customer Party’s discovery of such failure;

(4)	if the Providing Party or any member of its Group providing Services hereunder is cited by a Governmental Authority for materially violating any law governing the performance of a Service, which violation cannot be or has not been cured by the 30th day from the Customer Party’s giving of written notice of such citation to the Providing Party, which such notice shall be given within 45 days of the later of the occurrence of such citation or Customer Party’s discovery of such citation;

(5)	if the Providing Party fails to meet any Critical Performance Standard for a period of two consecutive months or three nonconsecutive months in any rolling 12-month period, which failure cannot be or has not been cured by the 30th day from the Customer Party’s giving of written notice of such failure to the Providing Party, which such notice shall be given within 45 days of the later of the occurrence of such failure or Customer Party’s discovery of such failure;

(6)	if the Providing Party fails to meet any Performance Standard for a period of two consecutive months or four nonconsecutive months in any rolling 12-month period, which failure cannot be or has not been cured by the 30th day from the Customer Party’s giving of written notice of such failure to the Providing Party, which such notice shall be given within 45 days of the later of the occurrence of such failure or Customer Party’s discovery of such failure; and

(7)	if the Providing Party (A) becomes insolvent, (B) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent or files any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee or liquidator is appointed for any of the property of the other party and within 60 days thereof such party fails to secure a dismissal thereof or (C) makes any assignment for the benefit of creditors, which bankruptcy, insolvency or assignment cannot be or has not been cured by the 30th day from the Customer Party’s giving of written notice of such event to the Providing Party, which such notice shall be given within 45 days of the later of the occurrence of such event or Customer Party’s discovery of such event, and

(8)	in the event of any material infringement of such Customer Party’s Intellectual Property (as defined in the Intellectual Property Agreement), including intellectual property developed hereunder pursuant to Section 10 below, by the Providing Party, which infringement cannot be or has not been cured by the 30th day from the Customer Party’s giving of written notice of such event to the Providing Party, which such notice shall be given within 45 days of the later of occurrence of such event or Customer Party’s discovery of such event.
          For the avoidance of doubt, with respect to all items except item (1) above, if the Providing Party has cured the underlying event or circumstance giving rise to written notice of the same, within the time period specified above, the Customer Party may not terminate this Agreement or the applicable Service or SOW; provided, however, that the Customer Party may, if it so states in the written notice required to be provided to the Providing Party pursuant to the above, cause the Providing Party to suspend the Service performed under this Agreement or the applicable SOW until the Providing Party has cured such breach, failure, insolvency, bankruptcy or assignment, as the case may be. Furthermore, if the Providing Party is unable to effect a cure of the event or circumstance occurring under this Section 6(a) within the time period specified, despite a good faith effort to effect such cure, the Customer Party shall allow the Providing Party such additional time as reasonably required to effect such cure without termination of this Agreement or the applicable Service or SOW, but in no event shall such additional time exceed 90 days unless otherwise agreed by the parties.
          (b) Termination by Providing Party. During the term of this Agreement, the Providing Party may terminate this Agreement or the particular Service or SOW only:
(1)	if the Customer Party fails to make any payment for any portion of Services the payment of which is not being disputed in good faith by the Customer Party, which payment remains unmade by the 90th day from the

Providing Party’s giving of written notice of such failure to the Customer Party;

(2)	if the Customer Party, or any member of its Group providing Services hereunder, or the Providing Party receives an order from a Governmental Authority prohibiting the performance of the Services;

(3)	if the Providing Party or any member of its Group providing Services hereunder is notified by a Governmental Authority, due to the actions of the Customer Party, for materially violating any law governing the performance of a Service, which violation cannot be or has not been cured by the Customer Party by the 60th day from the receipt of notice of such violation;

(4)	if the Customer Party or any member of its Group (A) becomes insolvent, (B) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent or files any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee or liquidator is appointed for any of the property of the other party and within 60 days thereof such party fails to secure a dismissal thereof or (C) makes any assignment for the benefit of creditors;

(5)	in the event of any material infringement of such Providing Party’s Intellectual Property (as defined in the Intellectual Property Agreement), including intellectual property developed hereunder pursuant to Section 10 below, by the Customer Party or any member of its Group; and

(6)	in the event of a material breach of any covenant or representation and warranty contained herein or otherwise directly relating to or affecting the Services to be provided hereunder of the Customer Party or any member of its Group that cannot be or has not been cured by the 60th day from the Providing Party’s giving of written notice of such breach to the Customer Party.
          For the avoidance of doubt, with respect to items (3) and (6) above, if the Customer Party has cured the underlying event or circumstance giving rise to written notice of the same, within the time period specified above, the Providing Party may not terminate this Agreement or the applicable Service or SOW; provided, however, that the Providing Party may, if it so states in the written notice required to be provided to the Customer Party pursuant to the above, suspend the Service performed hereunder or under the applicable SOW until the Customer Party has cured such violation or breach, as the case may be. Furthermore, if the Customer Party is unable to effect a cure of the event or circumstance occurring under this Section 6(b) within the time period specified, despite a good faith effort to effect such cure, Providing Party shall allow Customer Party such additional time as reasonably required to effect such cure without termination of this Agreement or the applicable Service or SOW, but in no event shall such additional time exceed 90 days unless otherwise agreed by the parties.

          (c) Termination for Convenience. Any Service or SOW may be terminated in whole or in part by the Customer Party on not less than 90 days’ written notice of such termination to the Providing Party in the event the Customer Party and the members of its Group discontinue the line of business receiving such Services. In the event the Customer Party terminates such Service or SOW in accordance with this Section 6(c) unless otherwise set forth herein or in the applicable SOW, such party shall be responsible for payment of the following costs and expenses which are directly related to or resulting from the early termination of such Service or SOW: (i) costs and expenses relating to the re-employment or termination of a Providing Party’s employee who had been previously engaged in providing the Services governed by the terminated Service or SOW, (ii) costs and expenses relating to existing contracts with third parties that had been entered into by the Providing Party or any member of its Group solely for the provision of Services under such terminated Service or SOW and (iii) costs and expenses relating to facilities, hardware and equipment (including depreciation) used solely for the purpose of providing such Services or SOW.
          (d) Wind-Down Period. During the period that is six (6) months prior to the date of termination of this Agreement, the Providing Party shall have no obligation to (i) expand the scope of its Services under this Agreement or any SOW, (ii) perform any new or additional Services under this Agreement or any SOW, or (iii) invest in hardware, software or equipment for performance against a Service or SOW.
          (e) Post-Termination Services. Upon termination of this Agreement, any SOW or any Services, for any reason whatsoever, the Customer Party or any member of its Group may elect to purchase post-termination services from the Providing Party for a period of 270 days from the date on which this Agreement terminates on the current terms hereunder or in place under the applicable SOW(s).
          (f) Effects of Termination.
(1)	Upon the early termination of any Service pursuant to this Section 6 or upon the expiration of the applicable Service Period, following the effective time of the termination, the Providing Party shall no longer be obligated to provide such Service; provided that the Customer Party shall be obligated to reimburse the Providing Party for any reasonable out-of-pocket expenses or costs attributable to such termination unless otherwise provided herein or in the applicable SOW(s).

(2)	No termination, cancelation or expiration of this Agreement shall prejudice the right of either party hereto to recover any payment due at the time of termination, cancelation or expiration (or any payment accruing as a result thereof), nor shall it prejudice any cause of action or claim of either party hereto accrued or to accrue by reason of any breach or default by the other party hereto.

(3)	Notwithstanding any provision herein to the contrary, Sections 4, 9 and 12 through 22 of this Agreement shall survive the termination of this Agreement.

          7. Change Order Procedures; Temporary Emergency Changes.
          (a) The parties hereto may change the nature and scope of Services provided hereunder or under any SOW by mutual agreement. The party seeking the change shall submit a request containing: (i) the identity of the party requesting such change; (ii) the reason(s) for the change; (iii) a description of the requested change; and (iv) a timetable for the implementation of the change. The non-requesting Party shall have 30 Business Days to consider the suggested change and either approve or decline such change. For the avoidance of doubt, no change to any Service or SOW will become part of the Performance Standard for such Service or SOW without the Providing Party’s prior approval.
          (b) The parties hereto agree to cooperate in good faith to determine and implement additional procedures for change orders as needed.
          (c) Notwithstanding the foregoing, in the event the Providing Party is unable to contact the Customer Group’s designated contact for a specific Service or SOW after reasonable effort, the Providing Party may make temporary changes to any SOW or Services, which the Providing Party shall document and report to the Customer Party the next Business Day. Such changes shall become permanent only if the Providing Party subsequently follows the procedures in Section 7(a) hereof for permanent change order procedures. The Customer Party shall not be obligated to pay for any changed Services performed without its prior approval.
          (d) The Customer Party may, in an emergency, request additional Services to be performed as promptly as practicable, and the Providing Party shall use its reasonable best efforts to perform such Services as promptly as practicable. While the Providing Party will continue to provide services in line with the request from the Customer Party, in the event that the Providing Party plans to incur materially additional costs in providing this service, the Providing Party may submit a financial proposal to make the Providing Party financially whole. In such a case, the Customer Party and Providing Party may agree for the one-time increase in payment for the emergency. Such emergency request shall last no longer than 30 Business Days, and the Providing Party shall have no obligation to continue performing such Services unless the Customer Party follows the procedures in Section 7(a) hereof for permanent change order procedures.
          8. Right of First Opportunity.
          (a) If the Customer Party or any member of its Group elects to receive any Additional Service (as defined below), it shall first request a proposal for the provision of such Additional Service from the Providing Party. The Providing Party shall have 30 Business Days (the “Exclusive Tender Period”) to respond to such request for Additional Service and to provide a proposed SOW to the Customer Party. During the Exclusive Tender Period, the Customer Party shall not solicit proposals or negotiate with any other third party with respect to such request for Additional Service. Upon receipt of the Providing Party’s proposal for the Additional Service, the Customer Party shall consider such proposal and shall negotiate with the Providing Party in good faith with respect to the possible provision by the Providing Party of such Additional Services.

          (b) If, at the end of the Exclusive Tender Period, the Providing Party and the Customer Party do not agree on the proposed SOW, the Customer Party may solicit proposals from third parties with respect to the Additional Service; provided, however, that the Customer Party shall not disclose any information received from the Providing Party, whether verbal or written, in the proposed SOW or during the Exclusive Tender Period negotiations, and such information shall be subject to the terms of Section 12 (Confidentiality) hereof.
          (c) As an alternative to the procedures set forth in Sections 8(a) and 8(b), Customer Party may solicit proposals or negotiate with third parties with respect to an Additional Service (such third parties, “Third Party Additional Service Providers”) during the Exclusive Tender Period so long as:
i)	at least fifteen Business Days prior to engaging any Third Party Additional Service Provider, Customer Party shall disclose to Providing Party a description of the Additional Services to be provided by such Third Party Additional Service Provider and all fees, costs and other expenses to be charged by such Third Party Additional Service Provider (such description, a “Third Party Additional Service Offer”),

ii)	within ten Business Days of receipt of any Third Party Additional Service Offer, Providing Party shall have the right to make an offer (a “Matching Offer”) to provide the same or substantially the same Additional Services as set forth in the Third Party Additional Service Offer, and

iii)	if the fees set forth in the Matching Offer do not exceed the fees set forth in the Third Party Additional Services Offer, Customer Party may not accept the Third Party Additional Services Offer. Conversely, if the fees set forth in the Matching Offer exceed the fees set forth in the Third Party Additional Services Offer, Customer Party may accept the Third Party Additional Services Offer.
          (d) For purposes of this Agreement, “Additional Service” means: a service that (i) is reasonably similar to the Services provided hereunder or under any SOW, (ii) reasonably could be performed in facilities located in India, the United States, Canada, Uruguay or other facilities similar to the Providing Party’s facilities in these locations; (iii) reasonably would be expected to involve a purchase volume greater than $200,000 on an annual basis; and (iv) is not an Applicable Service.
          (e) For the avoidance of doubt, the Providing Party shall not be restricted from providing services to a third party that are similar or identical to the Services.
          9. Miscellaneous.
          (a) This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto or thereto and delivered to the other parties hereto or thereto.

          (b) This Agreement, the schedules hereto, the Services Letter and any Fee Letter, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.
          (c) OCWEN represents on behalf of itself and each other member of the OCWEN Group, and ALTISOURCE represents on behalf of itself and each other member of the ALTISOURCE Group, as follows:
          i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
          ii) this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms hereof.
          (d) This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York applicable to contracts made and to be performed wholly in such State and irrespective of the choice of law principles of the State of New York, as to all matters.
          (e) Except for the indemnification rights under this Agreement (a) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
          (f) All notices or other communications under this Agreement hall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) sent by telecopier (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next business day for the recipient) to the fax numbers set forth below or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to OCWEN, to:
Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
Attn: Corporate Secretary
Fax No.: (561) 682-8177
If to ALTISOURCE to:
Altisource Solutions S.à r.l.
2-8 Avenue Charles De Gaulle
L-1653 Luxembourg
Attn: Corporate Secretary
Fax No.: 352-2744-9499
          Either Party may, by notice to the other party, change the address to which such notices are to be given.
          (g) If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.
          (h) The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (i) Waiver by any Party hereto of any default by any other party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
          (j) In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are to be hereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party or parties shall not oppose the granting of such relief. The parties to this Agreement agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

          (k) No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.
          (l) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein, “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the articles, sections, exhibits, schedules and appendices of or to this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 9(k). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.
          (m) Any action or proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York (if any Party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The parties to this Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section 9(m) may be served on any Party to this Agreement anywhere in the world.
          10. Intellectual Property. The Providing Party or a member of its Group shall retain all rights to all technology and intellectual property owned or licensed by the Providing Party or a member of its Group prior to the provision of Services hereunder or developed by the Providing Party and any member of its Group during the course of and in association with the provision of Services under this Agreement by the Providing Party and any member of its Group, including all derivative works. The Customer Party and any member of its Group shall retain all rights to all intellectual property owned or licensed by the Customer Party or a member of its Group prior to the provision of Services hereunder or developed by the Customer Party or a member of its Group during the course of and in association with the provision of Services by the Providing Party under this Agreement, including all derivative works. To the extent any technology or intellectual property is jointly developed by the Providing Party or a member of its Group on the one hand and the Customer Party or a member of its Group on the other, it shall be deemed OCWEN IP, if it relates to the OCWEN Business, or ALTISOURCE Licensed

Intellectual Property, if it relates to the ALTISOURCE Business, as these terms are defined in the Intellectual Property Agreement. Any intellectual property not already part of the ALTISOURCE IP, the ALTISOURCE Licensed Intellectual Property, or the OCWEN IP, as those terms are defined in the Intellectual Property Agreement, shall become ALTISOURCE Licensed Intellectual Property, if owned by ALTISOURCE, or OCWEN IP, if owned by OCWEN. All intellectual property that is involved in the provision of Services hereunder, therefore, shall be subject to the terms and conditions of the Intellectual Property Agreement.
          11. Cooperation; Access; Steering Committee.
          (a) The Customer Party shall, and shall cause its Group to, permit the Providing Party and its employees and representatives access, on Business Days during hours that constitute regular business hours for the Customer Party and upon reasonable prior request, to the premises of the Customer Party and its Group and such data, books, records and personnel designated by the Customer Party and its Group as involved in receiving or overseeing the Services as the Providing Party may reasonably request for the purposes of providing the Services. The Providing Party shall provide the Customer Party, upon reasonable prior written notice, such documentation relating to the provision of the Services as the Customer Party may reasonably request for the purposes of confirming any Invoiced Amount pursuant to this Agreement. Any documentation so provided to the Providing Party pursuant to this Section 11 will be subject to the confidentiality obligations set forth in Section 12 of this Agreement.
          (b) Each party hereto shall designate a relationship manager (each, a “Relationship Executive”) to report and discuss issues with respect to the provision of the Services and successor relationship executives in the event that a designated Relationship Executive is not available to perform such role hereunder. The initial Relationship Executive designated by OCWEN shall be Ronald M. Faris and the initial Relationship Executive designated by ALTISOURCE shall be William B. Shepro. Either party may replace its Relationship Executive at any time by providing written notice thereof to the other party hereto.
          12. Confidentiality.
          (a) Subject to Section 12(b), each of OCWEN and ALTISOURCE, on behalf of itself and each other member of its Group, agrees to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary information of OCWEN pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Group or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except to the extent that such Information has been (i) in the public domain through no fault of such party or any other member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any other member of such party’s Group), which sources are not known by such party to be themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of any member of the other Group.
          (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information (excluding Information described in clauses (i), (ii) and (iii) of Section 12(a)) to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 12(c). Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, each party will promptly, after request of the other party, either return the Information to the other party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that any Information not returned in a tangible form (including any such Information that exists in an electronic form) has been destroyed (and such copies thereof and such notes, extracts or summaries based thereon).
          (c) In the event that either party or any other member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other party (or any other member of the other party’s Group) that is subject to the confidentiality provisions hereof, such party shall, to the extent permitted by law, notify the other party prior to disclosing or providing such Information and shall cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.
          13. Dispute Resolution.
          (a) It is the intent of the parties to use reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, a Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties at a senior level of management (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of the party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use reasonable best efforts to meet within 30 days of the Escalation Notice.
          14. Warranties; Limitation of Liability; Indemnity.
          (a) Other than the statements expressly made by the Providing Party in this Agreement or in any SOW, the Providing Party makes no representation or warranty, express or implied, with respect to the Services and, except as provided in Section 14(b) hereof, the

Customer Party hereby waives, releases and renounces all other representations, warranties, obligations and liabilities of the Providing Party, and any other rights, claims and remedies of the Customer Party against the Providing Party, express or implied, arising by law or otherwise, with respect to any nonconformance, durability, error, omission or defect in any of the Services, including (i) any implied warranty of merchantability, fitness for a particular purpose or non-infringement, (ii) any implied warranty arising from course of performance, course of dealing or usage of trade and (iii) any obligation, liability, right, claim or remedy in tort, whether or not arising from the negligence of the Providing Party.
          (b) None of the Providing Party or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by the Providing Party or such person under or in connection with this Agreement, except that the Providing Party shall be liable for direct damages or losses incurred by the Customer Party or the Customer Party’s Group arising out of the gross negligence or willful misconduct of the Providing Party or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives in the performance or nonperformance of the Services or Ancillary Services.
          (c) In no event shall (i) the amount of damages or losses for which the Providing Party and the Customer Party may be liable under this Agreement exceed the fees due to the Providing Party for the most recent 6 month period under the applicable Service or SOW(s), provided that if Services have been performed for less than 6 months, then the damages or losses will be limited to the value of the actual Services performed during such period; or (ii) the aggregate amount of all such damages or losses for which the Providing Party may be liable under this Agreement exceed $1,000,000; provided, that, no such cap shall apply to liability for damages or losses arising from or relating to breaches of Section 12 (relating to confidentiality), infringement of Intellectual Property or fraud or criminal acts. Except as provided in Section 14(b) hereof, none of the Providing Party or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, any third party.
          (d) Notwithstanding anything to the contrary herein, none of the Providing Party or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for damages or losses incurred by the Customer Party or any of the Customer Party’s Affiliates for any action taken or omitted to be taken by the Providing Party or such other person under or in connection with this Agreement to the extent such action or omission arises from actions taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, the Customer Party or any of the Customer Party’s Affiliates.
          (e) Without limiting Section 14(b) hereof, no Party hereto or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall in any event have any obligation or liability to the other party hereto or any such other person whether arising in contract (including warranty), tort (including active, passive or imputed negligence) or otherwise for consequential, incidental, indirect, special or punitive damages, whether foreseeable or not, arising out of the performance of the Services or this Agreement, including any loss of revenue or profits, even if a Party hereto has been notified about the possibility of such damages; provided, however, that the provisions of this Section 14(e) shall not limit the indemnification obligations hereunder of either party hereto with respect to any liability that the other party hereto may have to any third party not affiliated with any member of the Providing Party’s Group or the Customer Party’s Group for any incidental, consequential, indirect, special or punitive damages.
          (f) The Customer Party shall indemnify and hold the Providing Party and its Affiliates and any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives harmless from and against any and all damages, claims or losses that the Providing Party or any such other person may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement or the Services provided hereunder, except those damages, claims or losses incurred by the Providing Party or such other person arising out of the gross negligence or willful misconduct by the Providing Party or such other person.
          15. Additional Agreements. The Providing Party shall:
          (a) maintain data backup and document storage and retrieval systems adequate for the provision of the Services;
          (b) maintain a business continuity plan adequate for the provision of the Services and shall provide a copy of such plan upon the Customer Party’s request;
          (c) provide the Services under this Agreement and any SOW in compliance with (i) all obligations and applicable laws, including, but not limited to, privacy and data protection laws, labor and overtime laws, tax laws, the U.S. Foreign Corrupt Practices Act and environmental protection laws and (ii) all requirements from any Governmental Authority to maintain necessary licenses and permits;
          16. Taxes. Unless otherwise provided herein or in an applicable SOW, each party hereto shall be responsible for the cost of any sales, use, privilege and other transfer or similar taxes imposed upon that Party as a result of the transactions contemplated hereby. Any amounts payable under this Agreement are exclusive of any goods and services taxes, value added taxes, sales taxes or similar taxes (“Sales Taxes”) now or hereinafter imposed on the performance or delivery of Services, and an amount equal to such taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 16, be paid by the Customer Party to the Providing Party in addition to the amounts otherwise payable under this Agreement. In each case where an amount in respect of Sales Tax is payable by the Customer Party in respect of a Service provided by the Providing Party, the Providing Party shall furnish in a timely manner a valid Sales Tax receipt or invoice to the Customer Party in the form and manner required by applicable law to allow the Customer Party to recover such tax to the extent allowable under such law.
          17. Public Announcements. No Party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto unless otherwise required by law, in which case the party making the press release, public announcement or communication shall give the other party reasonable opportunity to review and comment on such and the parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.
          18. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party hereto; provided, however, that either party may assign this Agreement without the consent of the other party to any third party that acquires, by any means, including by merger or consolidation, all or substantially all the consolidated assets of such party. Any purported assignment in violation of this Section 18 shall be void and shall constitute a material breach of this Agreement.
          19. Relationship of the Parties. The parties hereto are independent contractors and none of the parties hereto is an employee, partner or joint venturer of the other. Under no circumstances shall any of the employees of a Party hereto be deemed to be employees of the other party hereto for any purpose. Except as expressly provided herein, none of the parties hereto shall have the right to bind the others to any agreement with a third party or to represent itself as a partner or joint venturer of the other by reason of this Agreement.
          20. Force Majeure. Neither party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by strikes, acts of God, acts of the public enemy, acts of terrorism, riots or other events that arise from circumstances beyond the reasonable control of that Party (each, a “Force Majeure Event”). During the pendency of such Force Majeure Event, each of the parties hereto shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall upon termination of such intervening event, promptly resume its obligations under this Agreement.
          21. Non-Solicitation. The Customer Party acknowledges that the value to the Providing Party of its business and the transactions contemplated by this Agreement would be substantially diminished if such Customer Party or any of its Affiliates were to solicit the employment of or hire any employee of the Providing Party or any member of its Group performing Services or who has performed Services hereunder. Accordingly, the Customer Party agrees that neither it nor any of its Affiliates shall, directly or indirectly and without the prior consent of the other party, solicit the employment of, or hire, employ or retain, or otherwise encourage or cause to leave employment with the Providing Party, or cause any other Person to hire, employ or retain, or otherwise encourage or cause to leave employment with the Providing Party or any of its Affiliates, any Person who is or was employed by the Providing Party or any of its Affiliates with respect to the provision of Services at any time within twelve (12) months preceding the time of such solicitation or hiring, employment, retention or encouragement.
          22. Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE

LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
* * * * *

          IN WITNESS WHEREOF, the parties have caused this Services Agreement to be executed as of the date first written above by their duly authorized representatives.

OCWEN FINANCIAL CORPORATION
By	/s/ Ronald M. Faris
	Name:	Ronald M. Faris
	Title:	President

ALTISOURCE SOLUTIONS S.À R.L.
By	/s/ William B. Shepro
	Name:	William B. Shepro
	Title:	Manager

[Services Agreement]

SCHEDULE I
SERVICES

Service	Service Period (months)
Valuation Services	96
Property Preservation and Inspection	96
REO Sales	96
Trustee Services	96
Title Services	96
Due Diligence Services	96
Mortgage Charge off Collection	96
Mortgage Fulfillment and Underwriting Services	96